EXHIBIT 10.8

Mr. Shorty Blauwet and Victory Board of Directors	November 27, 2006
Victory Renewable Fuels
303 Hoogie St
P.O. Box 63
Lester, Iowa 51242
RE: Victory/REG Design-Build Quote
Dear Short Blauwet and Victory Board of Directors:
Renewable Energy Group (REG) is pleased to offer this design/build quote for the Victory biodiesel plant. This plant will produce 30 million gallons of B100 biodiesel per year meeting ASTM D6751 specifications.
The project is priced as a turnkey project including, but not limited to, environmental permitting, site development, buildings, procurement and installation of all equipment, mechanical and electrical controls, safety and process training for management and operators, start-up supplies, fully functioning lab, commissioning and start-up. It will also include all operationally needed items such as; equipment necessary to be compliant with all OSHA regulations that are applicable to this facility.
Pricing for this project will be held until February 28, 2007. If a contract is not executed prior to that date, pricing is subject to review and possible escalation. With the current volatility in the steel industry and construction costs, REG reserves the right to update pricing prior to final execution of purchase contract due to engineering changes or price escalation beyond our control.
The down payment of $2,500,000 due date as required in the REG pre-construction agreement signed and dated July 28, 2006 is also delayed until February 28th, 2007.

November 12th, 2006
Victory

Biodiesel Facility Pricing
Our price to design, engineer, construct and commission the above-described 30 million gallon per year biodiesel facility is shown below. Wastewater Pre-Treatment, Payment Performance Bond and Builder’s Risk Insurance are not included, but shown as line item additions.

Base Bid 30 Million GPY Biodiesel Plant with Soy Oil & Fat Pretreatment Less Allowances & Breakout Pricing:	$45,199,646

Office Building Allowance:	$445,854

Renewable Energy Group Project Total	$45,645,500

Builder’s Risk (Outside of Contract at cost, approximate)	$80,000

Payment & Performance Bond (Outside of Contract at cost, approximate):	$300,000

Natural Gas Line to plant (Not Included)
Wastewater Pre-Treatment (Not included)
Sincerely,
/s/ Brad Albin by Bill Raney (REG)
Brad Albin
Director or Plant Sales and Construction
Renewable Energy Group
Ralston, Iowa 51459
(712) 667-3500
(712) 667-3512 direct
(712) 667-3599 fax